Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2005, 2004 and 2003

TCF Employees Stock Purchase Plan

Index — Financial Statements and Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

                        The Plan Sponsor and Plan Administrator of the

                        TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2005.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

June 16, 2006

Minneapolis, Minnesota

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2005	2004
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation stock	$218,779,557	$262,111,567
Cash and accrued interest receivable	199,127	126,479
Total TCF Financial Corporation Stock Fund	218,978,684	262,238,046
TCF Financial Corporation stock (held for
in-kind distributions)	—	40,143
Mutual funds	8,490,470	3,778,207
Money market funds	3,250,079	1,727,833
Total investments	230,719,233	267,784,229
Receivables:
Participant deposits	21,308	16,817
Employer cash contributions	7,615	3,304
Accrued interest	433	335
Total receivables	29,356	20,456
Total assets	230,748,589	267,804,685

Liabilities	—	—

Net assets available for plan benefits	$230,748,589	$267,804,685

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2005	2004	2003
Investment income:
Dividends	$7,098,549	$6,238,997	$5,395,795
Interest	9,211	3,779	3,729
Total investment income	7,107,760	6,242,776	5,399,524

Net appreciation (depreciation):
Realized gain (loss) on
distributions and sales:
TCF Financial Corporation
Stock Fund	12,546,069	12,367,669	8,366,176
Mutual funds	58,386	197,772	(13,075)

Change in unrealized appreciation
(depreciation) of investments:
TCF Financial Corporation
Stock Fund	(53,294,974)	40,726,174	23,598,551
Mutual funds	349,321	(21,383)	197,120
Total net appreciation
(depreciation)	(40,341,198)	53,270,232	32,148,772

Deposits and contributions:
Participant deposits	11,378,070	11,129,556	10,804,436
Employer cash contributions	4,253,850	4,037,742	3,921,456
Total deposits and contributions	15,631,920	15,167,298	14,725,892

Distributions:
Withdrawals and distributions	(15,752,112)	(20,293,061)	(15,614,034)
Dividends	(3,385,258)	(3,173,718)	(2,820,431)
Total distributions	(19,137,370)	(23,466,779)	(18,434,465)

Administrative expenses	(317,208)	(366,808)	(333,529)

Increase (decrease) in net assets
available for plan benefits	(37,056,096)	50,846,719	33,506,194

Net assets available for plan benefits:
Beginning of year	267,804,685	216,957,966	183,451,772
End of year	$230,748,589	$267,804,685	$216,957,966

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                                  Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value as determined by quoted market prices.  Purchases and sales of investments are recorded on a trade-date basis.  The cost of Plan investments sold is determined by the average cost method.  Benefits are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits.

(2)                                  Employees Stock Purchase Plan

The Plan is intended to meet the requirements of a stock bonus plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan sponsor is TCF Financial Corporation (“TCF Financial”).  US Bank National Association (“US Bank or Trustee”) is the trustee of the Plan appointed to serve under the trust agreement.

All full-time and part-time employees are eligible to participate in the Plan.   Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis and an additional 6% on an after tax basis in the Plan, with certain limitations.  Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $14,000, $13,000 and $12,000 during 2005, 2004 and 2003, respectively.  Effective April 1, 2006, the Plan was amended to allow participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above.  The maximum catch-up contribution is $5,000 for 2006.  Also, effective April 1, 2006, after tax contributions are no longer permitted.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar contributed on the first 6% of employee contributions.  Effective April 1, 2006, the Plan was amended to increase the employer match to 75 cents per dollar contributed for employees with five to ten years of service and to $1 per dollar contributed for employees with over ten years of service on the first 6% of employee contributions.  Employer contributions are generally made in cash and can also be made in the form of TCF Financial Corporation common stock.

All employee and employer contributions are invested in TCF Financial Corporation common stock or participant directed investments shortly after the date contributed.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit.  These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

Effective April 2, 2001, participants age 50 or older may elect to invest any portion or all of their Plan account in the TCF Financial Corporation Stock Fund (invested primarily in TCF Financial Corporation common stock) or in any or all of the offered mutual fund investments.  Effective December 6, 2004, all participants may elect to invest their employee account balance in TCF Financial Corporation common stock or in any or all of the offered mutual fund investments.  Participants may also elect to diversify their employer matching account balance if they are fully vested or eligible to diversify under a provision applying to those age 50 or older.  Eligible participants may contribute to the following investment options: Vanguard Institutional Index Fund, Vanguard Mid-Cap Index Fund, Vanguard Small-Cap Index Fund, Vanguard Intermediate-Term Bond Index Fund, Vanguard Prime Money Market Fund or the TCF Financial Corporation Stock Fund.

Dividends paid on the TCF Financial Corporation Stock Fund are reinvested in the fund or, at the election of the participant, may be paid in cash to the participant.  Dividends paid on the mutual funds are reinvested in the mutual funds.

Participant deposits to the Plan are fully vested at all times.  Participants’ interests in the employer matching account generally vest at the rate of 20% per year (with full vesting after five years of service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, Plan administration expenses and reduction of employer contributions as defined.  Other Plan obligations are paid directly by TCF Financial.  Administrative expenses paid by TCF Financial during 2005, 2004 and 2003 totaled $748,252, $687,324 and $260,300, respectively.  Any remaining

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

The Advisory Committee for the TCF Employees Stock Purchase Plan has shared voting power with participants of all allocated shares of TCF stock in the Plan.

With the concurrence of TCF Financial, US Bank is authorized to borrow funds for purchases of TCF Financial Corporation common stock.  To date, no such loans have occurred.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                                  Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2005		At December 31, 2005
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	Net Assets

TCF Financial Corporation	$101,654	$46,421	$10,206,551
TCF National Bank	9,523,528	3,542,313	193,904,117
TCF Mortgage Corporation	105,191	44,635	10,152,006
TCF Agency, Inc.	43,387	13,397	1,421,317
TCF Insurance Agency, Inc.	197,604	74,122	3,069,939
Winthrop Resources Corporation	460,652	186,716	5,389,532
Great Lakes Mortgage LLC	8,502	2,909	90,681
TCF Equipment Finance, Inc.	865,926	314,260	4,590,806
TCF Portfolio Services, Inc.	71,626	29,077	1,923,640
Total	$11,378,070	$4,253,850	$230,748,589

	Year Ended December 31, 2004		At December 31, 2004
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	Net Assets

TCF Financial Corporation	$90,455	$42,003	$11,567,864
TCF National Bank	9,082,673	3,261,847	220,602,150
TCF Mortgage Corporation	520,135	194,612	16,109,837
TCF Agency, Inc.	42,164	13,000	1,837,119
TCF Insurance Agency, Inc.	218,018	85,964	5,340,856
Winthrop Resources Corporation	457,141	174,130	5,988,018
Great Lakes Mortgage LLC	5,397	2,698	92,155
TCF Equipment Finance, Inc.	656,541	237,799	4,080,992
TCF Investment Management, Inc.	57,032	25,689	2,185,694
Total	$11,129,556	$4,037,742	$267,804,685

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(4)                          Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received.  Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

The most recent determination letter dated May 7, 2003 provided a favorable determination regarding the restatement of the Plan document in its entirety on April 30, 2001.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(5)                          Investments Not Directed by Participants

Non-participant directed assets at December 31, 2005 and 2004 are the employer matching account balances of participants that are not 100% vested and were not eligible to diversify under the previous age 50 or older diversification provision.  The following schedules disclose information about non-participant directed assets:

	At December 31,
	2005	2004
Assets:
Investments at fair market value:
TCF Financial Corporation Stock Fund	$3,056,782	$2,902,137
Net assets not directed by participants	$3,056,782	$2,902,137

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Significant components of the changes in net assets relating to investments not directed by participants are as follows:

	Year Ended December 31,
	2005	2004	2003
Investment income:
Dividends	$83,887	$3,450,169	$3,010,521
Interest	122	2,117	2,096
Total investment income	84,009	3,452,286	3,012,617

Net appreciation (depreciation)	(403,626)	24,879,961	18,070,111

Deposits and contributions:
Participant deposits	—	7,494,590	8,358,474
Employer cash contributions	1,265,245	2,788,484	3,015,553
Total deposits and contributions	1,265,245	10,283,074	11,374,027

Transfers to assets eligible for
participant direction	(28,193)	(146,888,597)	(11,120,690)

Distributions:
Withdrawals and distributions	(441,665)	(8,861,500)	(7,573,017)
Dividends	(3,917)	(1,548,595)	(1,431,182)
Total distributions	(445,582)	(10,410,095)	(9,004,199)

Administrative expenses	(317,208)	(366,808)	(333,529)

Increase (decrease) in net assets
not directed by participants	154,645	(119,050,179)	11,998,337

Net assets not directed by
participants:
Beginning of year	2,902,137	121,952,316	109,953,979
End of year	$3,056,782	$2,902,137	$121,952,316

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(6)                                  Investments

Plan investments are stated at fair value, determined by quoted market prices.  The net unrealized appreciation (depreciation) of investments reflected in Plan equity is as follows:

		At December 31, 2005
	Cost	Fair Value	Unrealized Appreciation (Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$87,062,260	$218,779,557	$131,717,297
Cash and accrued
interest receivable	199,127	199,127	—
Total TCF Financial
Corporation Stock Fund	87,261,387	218,978,684	131,717,297
Mutual funds	8,105,627	8,490,470	384,843
Money market funds	3,250,079	3,250,079	—
	$98,617,093	$230,719,233	$132,102,140

		At December 31, 2004
	Cost	Fair Value	Unrealized Appreciation (Depreciation)
TCF Financial Corporation Stock Fund*:
TCF Financial Corporation stock	$77,122,391	$262,111,567	$184,989,176
Cash and accrued
interest receivable	126,479	126,479	—
Total TCF Financial
Corporation Stock Fund	77,248,870	262,238,046	184,989,176
TCF Financial Corporation stock (held
for in-kind distributions)	17,048	40,143	23,095
Mutual funds	3,742,685	3,778,207	35,522
Money market funds	1,727,833	1,727,833	—
	$82,736,436	$267,784,229	$185,047,793

* Individual investments which represent five percent or more of plan equity.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(7)                                  Distributions

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial Corporation common stock.  Distributions and sales are as follows:

	Year Ended December 31, 2005
	Number of Units/Shares	Cost	Fair Value	Gain (Loss) on Distributions and Sales
TCF Financial
Corporation stock	718,114	$7,163,021	$19,709,090	$12,546,069
Mutual funds	91,660	1,806,222	1,864,608	58,386
Money market funds	55,834,159	55,834,159	55,834,159	—
	56,643,933	$64,803,402	$77,407,857	$12,604,455

	Year Ended December 31, 2004
	Number of Units/Shares	Cost	Fair Value	Gain (Loss) on Distributions and Sales
TCF Financial
Corporation stock	607,255	$5,109,596	$17,477,265	$12,367,669
Mutual funds	360,225	4,660,397	4,858,169	197,772
Money market funds	72,950,871	72,950,871	72,950,871	—
	73,918,351	$82,720,864	$95,286,305	$12,565,441

	Year Ended December 31, 2003
	Number of Units/Shares	Cost	Fair Value	Gain (Loss) on Distributions and Sales
TCF Financial
Corporation stock	534,040	$3,704,108	$12,070,284	$8,366,176
Mutual funds	165,478	2,237,190	2,224,115	(13,075)
Money market funds	51,931,296	51,931,296	51,931,296	—
	52,630,814	$57,872,594	$66,225,695	$8,353,101

Cash and shares of TCF Financial Corporation common stock totaling $19,137,370, $23,466,779 and $18,434,465 were distributed in 2005, 2004 and 2003, respectively.  At December 31, 2005 and 2004, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $102,232 and $204,409, respectively.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

The accompanying financial statements for 2005 and 2004 differ from Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2005	2004

Net assets available for plan benefits
per accompanying financial statements	$230,748,589	$267,804,685
Liabilities including amounts due to
participants	(102,232)	(204,409)

Net assets available for plan benefits
per Form 5500	$230,646,357	$267,600,276

Forfeitures of unvested employer matching contributions were used to offset plan expenses as follows:

	Year Ended December 31,
	2005	2004	2003

Total forfeitures for the current year	$429,262	$440,079	$257,359
Forfeitures used to pay plan expenses	(317,208)	(366,808)	(333,529)
Forfeitures used to fund employer
contributions	(75,862)	(47,912)	—
Interest on forfeited amounts	3,883	1,824	332
Forfeitures carried over from
previous year	38,683	11,500	87,338
Forfeitures to be used to offset
future expenses	$78,758	$38,683	$11,500

If participants are rehired by a participating employer within five years of termination, unvested forfeitures are returned to the participant’s account.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(8)                                  Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock and units of the First American Prime Obligations Class Y Fund of the Trustee.  TCF Financial and the Trustee are parties-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2005 and 2004, TCF Financial purchased 0 shares and 26,890 shares, respectively, of TCF Financial Corporation common stock from the Plan at a cost of $0 and $694,569, respectively.  The shares were purchased at a fair value with no commissions.

(9)                                  Stock Split

During the third quarter of 2004, TCF Financial Corporation announced and completed a two-for-one stock split of its common stock in the form of a 100% stock dividend.  All prior period share disclosures have been restated to reflect the split.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule of Assets (Held at End of Year)

At December 31, 2005

Issuer	Description	Units / Shares	Cost	Fair Value

TCF Financial Corporation stock*			$87,062,260	$218,779,557
Cash and accrued interest
receivable			$199,127	$199,127
Total TCF Financial	Stock
Corporation Stock Fund*:	Fund	8,061,148	$87,261,387	$218,978,684

Vanguard Institutional	Mutual
Index Fund	Fund	22,052	$2,430,077	$2,514,075

Vanguard Mid-Cap	Mutual
Index Fund	Fund	153,072	$2,477,844	$2,704,781

Vanguard Small-Cap	Mutual
Index Fund	Fund	68,576	$1,847,419	$1,956,481

Vanguard Intermediate-Term Bond	Mutual
Index Fund	Fund	126,943	$1,350,287	$1,315,133

Vanguard Prime Money Market	Money
Fund	Market Fund	3,187,996	$3,187,996	$3,187,996

First American Prime	Money
Obligations Class Y Fund*	Market Fund	62,083	$62,083	$62,083

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule of Reportable Transactions

Year Ended December 31, 2005

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gain

TCF Financial
Corporation
stock*	59	295	$17,085,838	$19,709,090	$7,163,021	$12,546,069

First American
Prime Obligations
Class Y Fund*	528	499	$54,166,207	$54,173,125	$54,173,125	$—

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.